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                      WAIVER AND CONSENT AGREEMENT


THIS WAIVER AND CONSENT AGREEMENT (this "Agreement") is made and entered into this _____ day of December, 1995 by and among EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Borrower"), BANK OF AMERICA ILLINOIS, an Illinois banking corporation ("Agent" and "Lender") and BANK OF BOSTON CONNECTICUT and FLEET BANK, N.A. ("Lenders").

WHEREAS, Borrower and Lenders (including Continental Bank, an Illinois banking corporation as the predecessor of Bank of America Illinois) are parties to a certain Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 (as from time to time amended, the "Loan Agreement"), pursuant to which the Lenders have made loans and other financial accommodations to Borrower, as more particularly described therein.

WHEREAS, Borrower desires to obtain the Lenders' consent to acquire a new Subsidiary and make certain investments in that Subsidiary or in a joint venture in which that Subsidiary is a joint venturer or partner.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

1. Borrower may acquire all of the outstanding capital stock of Unistar Gaming Corp., a Delaware corporation ("Unistar") by the issuance of up to 3,700,000 shares of common stock and up to 1,000,000 shares of convertible preferred stock of Borrower in exchange for shares of the outstanding capital stock of Unistar; provided that Borrower shall not cause or permit Unistar to be merged or consolidated with Borrower or any other Subsidiary of Borrower and the convertible preferred stock issued to acquire Unistar will pay cash dividends in an amount not to exceed fifty percent (50%) of Unistar's net income.

2. Borrower may incur subordinated debt in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) on terms and conditions satisfactory to the Lenders and approved by the Lenders prior to the incurrence thereof and consistent with the Term Sheet provided to Borrower by Triumph Capital Group, Inc. dated December 6, 1995 (other than the redemption features set forth therein) (the "New Subordinated Debt").

3. Borrower may make subordinated loans to Unistar in an aggregate amount not to exceed Fifteen Million Dollars ($15,000,000); provided that

        (i) the aggregate value as of any date of (1) all cash or other assets contributed, loaned or otherwise transferred, directly or indirectly,



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by Borrower and any of its Subsidiaries (other than Unistar) to Unistar (or any joint venture in which Unistar is a joint venturer or partner) plus (2) the value of all debts or liabilities of Unistar (or any joint venture in which Unistar is a joint venturer or partner) for which the Borrower or any of its other Subsidiaries becomes directly or indirectly liable, whether by guarantee, express assumption of liability, operation of law or otherwise (the sum of items
(1) and (2) being hereinafter referred to as "Transfers"), shall not exceed at any one time Fifteen Million Dollars ($15,000,000) in the aggregate;

        (ii) Borrower shall, and shall cause each of its Subsidiaries to, maintain as to Unistar (1) separate books and records, (2) separate corporate identities, (3) separate banking and other accounts, (4) separate purchasing and accounts payable, and (5) separate billing and accounts receivable ;

        (iii) all subordinated promissory notes or other instruments evidencing subordinated loans by Borrower to Unistar shall be acceptable to the Lenders and pledged and delivered to Agent for the benefit of the Lenders on terms satisfactory to the Agent;

        (iv) as of any date of determination, the aggregate Transfers to Unistar shall not exceed the principal amount of New Subordinated Debt loaned and outstanding to Borrower; and

        (v) until such time as the Lenders have received a certified copy of a final, non-appealable order of a court of competent jurisdiction approving the interstate tele-lottery enterprise known as the National Indian Lottery proposed to be conducted by Unistar, the aggregate Transfers to Unistar shall not exceed Three Million Dollars ($3,000,000).

4. The Stock Purchase Reserve shall be increased immediately to 33 1/3% of the Target Stock Purchase Liabilities, and shall be further increased as of the following dates as set forth below:

               Second Anniversary Date             40%
               December 31, 1996                   66 2/3%
               December 31, 1997                   100%

5. Concurrently with the execution and delivery of this Agreement and as a condition to its effectiveness, Borrower shall pay to the Agent for the ratable benefit of the Lenders a waiver fee in the amount of $75,000.

6. Notwithstanding Section 5.29 of the Loan Agreement to the contrary, the maximum amount of Capital Expenditures which Borrower and its Subsidiaries may make or commit to make during the Fiscal Year ended December 31, 1996 shall not exceed $13,500,000.

7. All defined terms herein shall have the respective meanings ascribed thereto in the Loan Agreement. Except as set forth expressly


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herein, all terms of the Loan Agreement and the Related Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of Borrower. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois and all applicable federal laws of the United States of America. This Agreement may be signed in any number of counterparts, all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

        EXECUTONE INFORMATION SYSTEMS, INC.

        By:________________________________________

        Name:_______________________________

        Title:________________________________

        BANK OF AMERICA ILLINOIS

        By:________________________________________

        Name:_______________________________

        Title:___________________________

        BANK OF BOSTON CONNECTICUT

        By:________________________________________

        Name:_______________________________

        Title:___________________________

        FLEET BANK, N.A.

        By:________________________________________

        Name:_______________________________

        Title:___________________________

        BANK OF AMERICAN ILLINOIS, as Agent

        By:________________________________________

        Name:_______________________________

        Title:___________________________


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